Final Transcript

Conference Call Transcript TGAL - Q3 2008 Tegal Corporation Earnings Conference Call Event Date/Time: Feb. 05. 2008 / 2:00PM PT

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

 Glenn Mattson
 GTK Capital Partners - Analyst

 Zhong Wang
 ZWPhone - Investor

 Kenneth Miller
 Bonanza Capital - Analyst

 Steve Sullivan
 Horizon Financial Group - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2008 Tegal Corporation earnings conference call. My name is Denise and I will be your coordinator for today's call. (OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Ms. Christine Hergenrother, CFO. Please proceed, ma'am.

 Christine Hergenrother - Tegal Corporation - CFO

 Thank you. Good afternoon and welcome to Tegal's investor conference call for the third quarter of fiscal 2008, which ended December 31, 2007.

Before I review the financial results for the quarter I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be made available two hours after the completion of the call, and it will be available through midnight on Tuesday, February 12th 2008. To access, investors should dial 888-286-8010 or 617-801-6888 and enter pass code 22553824. An online replay of the call, along with a copy of the Company's earnings release, will be available on the Company's website as well.

The second housekeeping item is a reminder of the all-important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call.

Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have some additional comments. After that, we will entertain questions from the dial-in audience.

Revenues for the fiscal third quarter were $10.1 million, a sequential decrease of 6.5% from $10.8 million in the fiscal second quarter of 2008, and an increase of 132% from the $4.4 million recorded in the same quarter one year ago.

Our reported net income for the third quarter is $2.8 million, or $0.40 per share, compared to a net loss of $6.1 million, or $0.86 per share in the comparable quarter one year ago. Last quarter, Tegal reported income of $693,000, or $0.10 per share.

Gross profits for the third quarter came in at 43.6% compared to a negative 30.5% in the comparable quarter one year ago, and 39.3% in Q2 of this fiscal year. The improvement in gross profits was mainly attributable to a favorable product mix and cost reductions in the manufacturing department. The third quarter one year ago included substantial inventory write-downs of $1.7 million.

Overall operating expenses for the third quarter were $2.7 million, a decrease of about $2.4 million from the same quarter last year, and a decrease of $1.1 million compared to last quarter.

Sales and marketing expense decreased from last quarter by approximately $356,000, largely due to a decrease in sales commissions and trade show expenses.

Overall, R&D spending was down from the same quarter last year and the previous quarter, coming in at just over $800,000 for the quarter, a decrease resulting from a credit of $200,000 from non-recurring development work completed during the quarter.

The decrease of $500,000 in G&A expense from last quarter was due largely to a one-time credit of $300,000 for stock compensation expense and decreases in consulting and legal fees.

The resulting operating income for the third quarter was $1.7 million, compared to a loss of $6.4 million in the same quarter one year ago, and income of $456,000 in the second quarter of this fiscal year.

Included in operating income were non-cash charges of approximately $300,000 of stock compensation, depreciation and amortization expense. Excluding these non-cash charges, operating income for the third quarter was $2 million.

Non-operating expenses netted out to a gain for the quarter of $1.1 million, including net interest income of $230,000 and other income from foreign exchange gains relating to the closing of our Japan subsidiary in the amount of $869,000, offset by foreign exchange losses taken during the quarter of approximately $14,000.

Now, moving to the balance sheet. Cash at the end of the third quarter was $19.8 million, a decrease of $655,000 from the last quarter. Accounts receivable increased by $2.1 million from last quarter, coming in at $10.2 million. Inventories remained flat from the prior quarter at $11.1 million. PP&E, intangibles and other assets decreased a combined $100,000, consisting mainly of depreciation and amortization expense and retirement taken during the quarter.

Total current liabilities decreased by $1.3 million over the last quarter, resulting from decreases in accounts payable and deferred revenue, and offset by increases in product warranty and accrued expenses. The company had no long-term liabilities at the end of the quarter.

Regarding the dispute with our other litigation attorneys on the remaining fees owed for the settlement of the litigation with AMS, Agilent and Avago, we received an acceptance of our offer to compromise on January 16th, 2008. Payment of $3.8 million was paid to Keker and VanNest and the litigation suspense has been eliminated. The elimination of the liability and the income from the lawsuit settlement will be reflected in the fourth quarter of this fiscal year.

The Company's book-to-bill ratio was less than 1 during the quarter and the backlog at the end of the quarter stood at $4 million. Total outstanding shares as of December 31, 2007, were 7,202,288.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

 Tom Mika - Tegal Corporation - President and CEO

 Thanks, Christine.

We are pleased with our third quarter results, which represent our second consecutive quarter of profitability this year. We believe this quarter's results continue to demonstrate our success in the strategic restructuring of our business over the last several years and our focus on fast-growing markets.

The contrast with the Company's previous performance is noteworthy. This quarter was the largest net income quarter for Tegal in its history as a public company, except for December of 2000, which included an $8 million license payment from Applied Materials. More importantly, it was the largest operating income quarter since March, 1996, during a two-year period of the Company's history in which it routinely had consecutive profitable operating income quarters.

I believe that our profitability this year is a good indicator that our chosen business model is succeeding. Tegal provides unique technology in the areas of new materials [action] deposition, which are increasingly important to a wide variety of the newest innovative devices included in cell phones, wireless devices, sensors, and consumer products. At the same time, our systems are known for their reliability, production-worthiness and cost effectiveness.

Another indicator of our success is our gross margin trend. Over the last three years our systems gross margins have steadily increased, and corporate gross margins have followed suit, with the exception of our third quarter of last year, in which we took a $1.7 million write-down.

I have increased our corporate -- we have increased our corporate gross margins to the low 40% level from the 25% to 28% level in our two prior years. Forty percent was our target. And I believe we can improve beyond this target.

The increase in gross margins is not only from product mix and better pricing, but also from a substantial lowering of our manufacturing and service overhead. We are now usually fully absorbed, even as we have lowered our manufacturing burden rate by 50%. This gives us tremendous price and gross margin leverage.

Our operating expenses have also come nicely into line, averaging about $3 million per quarter, which is well below guidance that we have given in the past.

There is some inherent bumpiness in these operating expense categories, however, resulting from commissions, credits for paid R&D, which we are doing more of, non-cash compensation costs, which are not spread out evenly over the quarters, and consultants for projects like Sarbox compliance and IT upgrades.

Overall, though, we do not see the need to make significant increases in our operating expenses going forward, even factoring in the investments we are making in new product development.

Our headcount is down to 78 full-time equivalents, but we have a couple of engineering requisitions still outstanding.

I also believe that we are doing an outstanding job of managing our balance sheet. We are preserving our cash. Since the end of last fiscal year, our cash has come down by $6 million, which included a payment of just under $1 million to one of the attorneys in the trade secrets case.

Over the same period our inventory increased by $5 million. The $5 million increase included approximately $3 million for material for systems that we expect to ship over the next two quarters, $1 million for our Compact and PVT projects, and $1 million increase in spares inventory to support our recent increase in tool shipments.

We have minimal short-term liabilities and no long-term debt. In addition, our lease obligations are all short term and minimal.

In Petaluma, for example, we are now operating in 40,000 square feet on the factory floor, down from 170,000 square feet at one time. And we had no offices, only cubicles.

As of the end of December our cash per share was $2.22. When you factor in the income from the elimination of the litigation suspense account, our book value goes to $4.46 per share from the $2.44 per share reported at the end of December.

Speaking of the litigation suspense account, we are satisfied that our final settlement with our former attorneys was in the Company's best interests and we are content to have this distraction behind us. In total we paid $4.8 million in contingent fees to two firms versus the $8.9 million they had demanded.

On the new product development side, we continue to make progress. We are in alpha to beta testing mode with the Compact platform at this time, with the expectation that we will ship our first beta unit during the summer.

We have three solid prospects for beta NLD tools in widely different applications, and several beta Compact Etch prospects. We are already devoting resources to these prospects and, given the positive signs we are seeing, we are considering devoting additional resource to ensure we are addressing these prospects comprehensively if given the opportunity to do so. We know from past experience that the best time for new product evaluations is during an industry downturn when customers have the engineering capacity to devote to such projects rather than all-out production activities.

And our recent financial performance and strong balance sheet puts us in an enviable position to invest in new product development despite a weaker semiconductor industry environment. We believe increasing resources and putting more tools out into the market now will allow us to benefit during the inevitable upturn.

Speaking about the environment, since we are not in mainstream semiconductor markets, we are somewhat immune to industry fundamentals which appear to be negative due to the overall memory pricing environment and other factors.

A focus on faster growing markets has allowed us to perform extremely well while others in the industry have had difficulties. Our expectation is that Q4 revenue will be down, mainly as a result of a pull-in of a system from Q4 to Q3.

We remain confident that we can continue to generate cash next quarter and expect this trend will continue into next year. However, given that our end markets are consumer driven, an overall economics slowdown could cause a push-out of orders. And we intend to use an appropriate level of caution in managing our business.

In summary, I think we have clearly demonstrated over the last two quarters that Tegal is a profitable enterprise, especially when viewed on a longer term basis, such as annual performance.

Given the quarterly revenue fluctuations that are inherent to our business, we believe annual or longer term performance is the best way to manage and judge our overall business. We have succeeded this year, given our solid results over the last two quarters, and we will clearly be profitable for the entire fiscal '08.

We also believe our recent success, a focus on new product development and our strong cash balance, position us extremely well looking further into next fiscal year.

I would also like to take this opportunity to announce that Tegal will be presenting at the Fourth Annual Securities Research Associates Winter Technology Conference on Monday, February 11th, 2008. The presentation will be webcast and is scheduled for 1:00 p.m. Pacific Time and 4:00 p.m. Eastern. Please look for the details for the webcast on a press release which we will publish tomorrow.

Thanks for your attention and I'm now happy to answer any questions that you may have.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS.) And your first question comes from the line of Glenn Mattson from GTK Capital. Please proceed.

 Glenn Mattson - GTK Capital Partners - Analyst

 Good afternoon, Tom. Congratulations on a very fine quarter.

 Tom Mika - Tegal Corporation - President and CEO

 Thank you very much.

 Glenn Mattson - GTK Capital Partners - Analyst

 How large is the market for the Etch systems, can I ask?

 Tom Mika - Tegal Corporation - President and CEO

 I think that, Glenn, that we're in a series of niche markets for our Etch systems that include things like PVT Etch and malleable metals Etch. We have tried to get a handle on how big those markets are.

I think that -- I'm just bringing something up now. We estimated that in the area of non-volatile RAM, MEM, [spin foam] heads and other applications, that the current served market is about $80 million, going in the next couple of years to about $150 million. This is annual equipment purchases.

 Glenn Mattson - GTK Capital Partners - Analyst

 Excellent. And you seem to have products in that area that are pretty much in demand. Is that correct?

 Tom Mika - Tegal Corporation - President and CEO

 Well, I think the answer is, in certain customers under certain circumstances they are. I think you know that one of our largest customers over the past couple of years has been STMicro, who made the decision a couple of years ago to commit to a new material called PZT, or lead-zirconium-titanate. And since we're experts in etching that material, they naturally came to us for equipment for their production line.

These are devices that are very unique. They take capacitors off of a printed circuit board and move them to the chip level. And they're in lots of different cell phones, particularly those cell phones that are sold by Nokia.

So, the answer is it really depends on which of our customers make a commitment to moving to a new material. But once they do, it usually can or may result in significant orders from them.

 Glenn Mattson - GTK Capital Partners - Analyst

 Great. And you mentioned something about some tools out on beta right now. Which type tools are they? Could I ask?

 Tom Mika - Tegal Corporation - President and CEO

 Well, we have none out right now. We have been over the past three years doing two things. One is developing a new wafer transport platform called the Compact Platform, which is essentially a replacement for our 6500 platform. It's a way to upgrade the tool in terms of having modern systems on it. And it's also a way to cost reduce the actual wafer transport.

In addition to that, we have focused on a new technology that we call Nano Layer Deposition, or NLD. And that turns out to have some very widely different applications among a number of prospects. And we have -- I mentioned in the call, we have three very excellent prospects for becoming beta sites. And we expect to ship at least one of those NLD beta tools this summer.

I should caution you that when we ship a beta tool what that means is that the customer's evaluating whether or not to bring that tool into their facility and to commit it to production. And since it is a new product, it needs a more extensive evaluation than an existing product ordinarily would. Consequently, it requires a significant amount of engineering resource back in Petaluma and at the site where the beta tool resides.

 Glenn Mattson - GTK Capital Partners - Analyst

 Well, that sounds very encouraging.

You went through the inventory and I thought you missed $5 million. Did you miss -- when you analyzed the inventory?

 Tom Mika - Tegal Corporation - President and CEO

 Well, what I was doing is explaining the increase from March of '07 to now.

 Glenn Mattson - GTK Capital Partners - Analyst

 Right. I see.

 Tom Mika - Tegal Corporation - President and CEO

 And that -- our inventory increased from $6 million to $11 million.

 Glenn Mattson - GTK Capital Partners - Analyst

 Right. And the balance then, I guess, is finished goods that you have -- or are contemplating shipping on betas or finished goods in general?

 Tom Mika - Tegal Corporation - President and CEO

 I think the answer is that we have several million in material that we expect to ship. We have several million -- or a few million in what we would regard as demo tools that eventually get shipped and sold as used tools. And then, we have a lot of spares inventory, which would fall into the raw materials area. And spares support our existing installations around the world.

 Glenn Mattson - GTK Capital Partners - Analyst

 Great. Based upon the other adherence to sound practices, I'm sure the inventory's fine.

With the spot price as low as it is, do you have any consideration for buying some stock back, at least at these levels?

 Tom Mika - Tegal Corporation - President and CEO

 I think the question for management is what opportunities do we have for the use of that cash. And I tried to tell you in the prepared script that I believe we have some extraordinary opportunities for the use of that cash, particularly since the industry -- the semiconductor industry is in a downturn. And we think a good use of that cash is to support additional beta units of our new products.

However, having said that, our board of directors, it always considers strategic alternatives, including stock buybacks. And we'll just see how that goes.

 Glenn Mattson - GTK Capital Partners - Analyst

 Right. Of course. Well, that's good to hear, especially the prospects for the business. Thanks again for your answers and, again, excellent results again.

 Tom Mika - Tegal Corporation - President and CEO

 Thank you.

 Glenn Mattson - GTK Capital Partners - Analyst

 Thank you much. Bye.

Operator

 And your next question comes from the line of [Zhong Wang] from [ZWPhone]. Please proceed.

 Zhong Wang - ZWPhone - Investor

 Hi. I'm long time your company investor and I'm glad you have very good result this time.

What's really big difference between this year and last year? Because you have more products or is because the [magazine creates your marketing]?

 Tom Mika - Tegal Corporation - President and CEO

 Well, I think that there are two differences between last year and this year. One is that we're selling more systems. And the second is that our overall expenses are substantially down.

We, a couple of years ago, announced that we believed that we were in a turnaround. And we said that it would take two or three years to see the results of that and I think that this year is the year that we're seeing the results.

 Zhong Wang - ZWPhone - Investor

 I see. And that's great. Do you still have the same customer, or do you think you will have more customers in the future? Do you have, probably, to open up more market in a different country, or you just focus on the few customer right now?

 Tom Mika - Tegal Corporation - President and CEO

 Well, as it turns out, our revenue is actually pretty concentrated in a few customers. But, we've been making a lot of effort to acquire new customers.

One of our most significant new customers that we've acquired within the last year is Skyworks Solutions, which we've put out some press releases about. We're very pleased to have become their Etch supplier of choice on the advanced etches that they do.

We have been trying to restructure our distribution channels. We're very strong in Europe with a direct sales force and we've picked up a couple of new customers in Europe. In Japan we have gone to a distributor that we've now been involved with for about a year and a half, a company called Noah Corp.

And we've been working for the past 12 months on retaining a distributor for China, where we elected some time ago to close our offices in both Mainland China and Taiwan. And I think that we're going to have some good news on that soon in terms of being represented in Mainland China.

Mainland China actually is a very excellent potential market for Tegal because many of our legacy tools that are the larger -- that etch the larger geometries are actually installed in China as a result of sales of wafer fabs that -- and the movement of equipment from the United States to China. And we currently have no representation there. So I think that any representation will be a big benefit. And I think that we can look forward to having some good success in China going forward.

 Zhong Wang - ZWPhone - Investor

 That's very great. One more question. Is -- the dollar is weak right now. Do you think help you a lot in the future, or you think that this be no different?

 Tom Mika - Tegal Corporation - President and CEO

 I think the weakness of the dollar is helping us, particularly in Europe. I don't think it's helping us very much in Japan. Japanese suppliers are very conscious of the currency exchange rates. And our competitors, even though their costs are in yen, when these sorts of things happen they will meet U.S. -- yen pricing against the dollar. So, there's a lot of strong competition in Japan as far as exchange rates go. But, I definitely do think it's helping us in Europe.

 Zhong Wang - ZWPhone - Investor

 Great. Thank you. What exactly -- the cash right now is -- how much is per share? Is like $2 or $3 per share right now for cash?

 Tom Mika - Tegal Corporation - President and CEO

 We said at the end of December it was $2.22 per share in cash.

 Zhong Wang - ZWPhone - Investor

 All right. Thank you.

 Tom Mika - Tegal Corporation - President and CEO

 You're welcome.

Operator

 And your next question comes from Kenneth Miller from Bonanza Capital. Please proceed.

 Kenneth Miller - Bonanza Capital - Analyst

 Good afternoon.

 Tom Mika - Tegal Corporation - President and CEO

 Good afternoon, Ken.

 Kenneth Miller - Bonanza Capital - Analyst

 I was wondering if you could be any more specific on how much revenue will be down next quarter. I mean, is the backlog that you have a good indicator of what the revenue will look like next quarter, or is some of that going out past the quarter? Or are there other -- where would you expect to book in chip within the quarter?

 Tom Mika - Tegal Corporation - President and CEO

 I won't give you specific guidance on how much down we'll be, number one.

Number two, I think that backlog for us is never a very good indicator of what we'll do in the following quarter. Usually, our backlog will ship within three to six months of having it. But, we often get orders that we fill within the quarter.

And so, backlog's not a good indicator. We will be down, but I'd rather not be more specific.

 Kenneth Miller - Bonanza Capital - Analyst

 Okay. I was just asking if there's a decent amount of distance between what you did this quarter and what your backlog is. Do you expect to stay GAAP profitable as much as -- I know you said cash flow positive. Do you expect to stay GAAP profitable as well?

 Tom Mika - Tegal Corporation - President and CEO

 I think that -- by the way, in answer to your prior question, we did -- I did say that the difference between Q3 and Q4 was basically one tool shipment. So that should give you some indication.

I'd rather not comment on the net income level. I'm pretty confident about being cash flow positive. I just don't know where net income's going to come out yet.

 Kenneth Miller - Bonanza Capital - Analyst

 Okay. And I don't know if you can answer this or not, but do you expect next quarter to report a book-to-bill of over one?

 Tom Mika - Tegal Corporation - President and CEO

 I don't know yet. I can't answer that question.

 Kenneth Miller - Bonanza Capital - Analyst

 Okay. And you had mentioned kind of seeing -- you kind of mentioned the danger of a consumer-related slowdown being a danger to your business. Have you seen that from your customers yet, or are you just commenting that that's something we have to watch for the future? Like, have you seen specific order push-outs because of weakening of the cell phone end market or the automotive end market? Or is this just more of something you're watching?

 Tom Mika - Tegal Corporation - President and CEO

 It's just something that I'm watching. I haven't seen any specific push-outs. And in fact, the Q3 was a pull-in on a consumer related product. So, I'm just concerned about it. Everybody's talking about it. I was at ISS, or the Industry Strategy Symposium a couple weeks ago and everything was about recession, recession, recession and what that means to the industry. I'm really glad I'm not in DRAM. But, that's pretty much all I can say. It's just a knowledge that I need to be cautious about what might happen looking forward. I've said before, Kenneth, and I don't know if you've heard this, but it's very difficult for us to look out much past six months. Virtually impossible. I mean, it's just the way that our business is.

 Kenneth Miller - Bonanza Capital - Analyst

 Okay. That's all I have. Thank you very much.

 Tom Mika - Tegal Corporation - President and CEO

 Okay. You're welcome.

Operator

 (OPERATOR INSTRUCTIONS.) Your next question comes from the line of Steve Sullivan from Horizon Financial Group. Please proceed.

 Tom Mika - Tegal Corporation - President and CEO

 Hi, Steve.

 Steve Sullivan - Horizon Financial Group - Analyst

 Hey, Tom. How are you? Congratulations.

 Tom Mika - Tegal Corporation - President and CEO

 Thank you.

 Steve Sullivan - Horizon Financial Group - Analyst

 Several questions. Actually, the first one, the gross margin was a little bit better than I thought. Can you kind of give us a sense between mix and absorption rate? What had the bigger influence on the improvement there sequentially?

 Tom Mika - Tegal Corporation - President and CEO

 I think mix had a bigger influence because even last quarter we were fully absorbed. So, we're fully absorbed this quarter. And I think it was just the pricing on the systems that we happened to ship.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. How much were legal costs this quarter, in December?

 Tom Mika - Tegal Corporation - President and CEO

 Virtually nothing, right?

 Christine Hergenrother - Tegal Corporation - CFO

 Yes. Less than $10,000.

 Steve Sullivan - Horizon Financial Group - Analyst

 Virtually nothing? Okay. The final settlement, NOLs to go against it. Does that fully absorb there or are we paying taxes on that?

 Tom Mika - Tegal Corporation - President and CEO

 We said last conference call that we didn't know exactly what our NOLs were because you have to -- they only exist when you actually look at them. We will be looking at them this quarter. But, we're pretty confident we're fully covered because our last equity raise was back in '05. And since that time, we've recorded $24 million, I think, of loss. So, I think we're covered.

 Steve Sullivan - Horizon Financial Group - Analyst

 Refresh my memory. How much did you guys finally settle for?

 Tom Mika - Tegal Corporation - President and CEO

 We were -- we will take into income about $14.5 million.

 Steve Sullivan - Horizon Financial Group - Analyst

 And you brought up a good point about you're introducing products and the beta time is usually longer in support of your costs. Can you give us a sense on the timeline, average timeline, and how much it costs to put a beta out there in the world to try to see the market to at least give us more comfort?

 Tom Mika - Tegal Corporation - President and CEO

 Yes. I mean, you've got to commit the capital, which figure is going to be $1 million to $1.5 million per unit, depending on how it's configured. And then you have to commit three to six months of full time process engineer, and probably three to six months of a part-time maintenance engineer. Plus some technical support back at the plant. So, depending on where the beta site is, it can be either conveniently located in Northern California or it could be halfway across the world, which means that you pretty much have to ship those people there.

As far as the duration of beta sites is concerned, I think that on average they're probably 9 to 12 months.

 Steve Sullivan - Horizon Financial Group - Analyst

 Yes. And last question. OpEx you've done an excellent job. And those are nice cubicles you do have on the floor, though, I might add. It's about $3 million per quarter. Can you give us a sense on how much leverage you have from that point? I mean, we -- obviously, this quarter's going to be a down quarter, but if we get into a different cycle, how much leverage is in that $3 million? I mean, if we add another $2 million or $3 million to revenues, how much--?

 Tom Mika - Tegal Corporation - President and CEO

 I don't see -- I think we've got tremendous leverage on our OpEx. The -- we would be talking -- even if we doubled our revenues we would be talking about very incremental changes to operating expenses.

We've got some flexibility on the downside, but our real -- the real leverage comes in as we improve revenues. Because -- obviously, above the line costs for manufacturing and so on are going to go up and revenue goes up. But, I just don't see adding that many heads or that much expense if we're growing revenues organically. If you look at an acquisition, that's another matter.

 Steve Sullivan - Horizon Financial Group - Analyst

 Yes, I realize that. So basically it's just commissions, per se, is--?

 Tom Mika - Tegal Corporation - President and CEO

 Yes, that's right.

 Steve Sullivan - Horizon Financial Group - Analyst

 Yes.

 Tom Mika - Tegal Corporation - President and CEO

 Sales and marketing commissions.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. You said the backlog is $4 million at the end of December. Is it still $4 million today?

 Tom Mika - Tegal Corporation - President and CEO

 Yes, it's pretty much $4 million today. And we're expecting some things momentarily.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. That's a nice teaser. Okay, sir. Thank you so much.

 Tom Mika - Tegal Corporation - President and CEO

 You're welcome.

Operator

 At this time we have no further questions in queue.

 Tom Mika - Tegal Corporation - President and CEO

 Well, thank you very much for attending the conference call and we'll end it now. And look forward to my webcast next Monday. Thank you.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us

                  © 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.